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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Hovnanian Enterprises, Inc. (the "Company") for the registration of 244,618 shares of its Class A common stock and to the incorporation by reference therein of our report dated December 6, 2002 (except Note 20, as to which its date is December 31, 2002), with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
December 12, 2003

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CONSENT OF INDEPENDENT AUDITORS